UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 30, 2025
Date of Report (Date of earliest event reported)

Exact name of registrant as specified in its charter
State or other jurisdiction of incorporation or organization
Commission	Address of principal executive offices	IRS Employer
File Number	Registrant's telephone number, including area code	Identification No.
000-52378	NEVADA POWER COMPANY	88-0420104
(A Nevada Corporation)
6226 West Sahara Avenue
Las Vegas, Nevada 89146
702-402-5000

N/A
(Former name or former address, if changed from last report)
______________________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Registrant	Securities registered pursuant to Section 12(b) of the Act:
NEVADA POWER COMPANY	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.     Other Events.

On February 3, 2025, Nevada Power Company (the "Company"), completed the sale of $300 million in aggregate principal amount of its 6.250% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, due 2055 (the "Notes") pursuant to an Underwriting Agreement dated January 30, 2025 between the Company and the underwriters named therein. The Underwriting Agreement contains certain customary representations, warranties and covenants concerning the Company and the registration statement relating to the offering of the Notes. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

The Company will pay interest on the Notes, from and including February 3, 2025, (the "original issue date") to, but excluding, May 15, 2030 at a rate of 6.250% per annum and from and including May 15, 2030, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 1.936%, to be reset on each Reset Date. Interest on the Notes will accrue from and including February 3, 2025 and will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2025. The Notes will mature on May 15, 2055.

The Notes were issued pursuant to an indenture, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee dated February 3, 2025 (the "Original Indenture"), as supplemented by a supplemental indenture dated February 3, 2025 (the "Supplemental Indenture" and, together with the Original Indenture, the "Indenture"). The Company intends to use a portion of the net proceeds from the sale of the Notes to fund capital expenditures and for general corporate purposes.

The Company may redeem some or all of the notes, at its option, in whole or in part (1) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) at the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, subject to the terms of the Underwriting Agreement, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

The Company may redeem the notes in whole but not in part, for a period of 120 days following the occurrence of a Tax Event at a redemption price in cash equal to 100% of the principal amount of the notes, plus, subject to the terms of the Underwriting Agreement, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

The Notes will be unsecured obligations and will rank junior and subordinate in right of payment to the prior payment of the Company's existing and future senior debt as defined in the Indenture. The Notes will rank equally in right of payment with any future unsecured indebtedness that the Company may incur from time to time if the terms of the indebtedness provide that it ranks equally with the Notes in right of payment.
The foregoing discussion of the Notes and the Indenture is qualified in its entirety by reference to (i) the Original Indenture and (ii) the Supplemental Indenture, copies of which are filed as Exhibit 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated January 30, 2025, between Nevada Power Company and the underwriters named therein.
4.1	Indenture, dated as of February 3, 2025, by and between Nevada Power Company and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.2
First Supplemental Indenture, dated as of February 3, 2025, by and between Nevada Power Company and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the 6.250% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055.

5.1	Opinion of ArentFox Schiff LLP.
5.2	Opinion of Hutchison & Steffen, PLLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA POWER COMPANY
Date: February 5, 2025
/s/ Michael J. Behrens
Michael J. Behrens
Vice President and Chief Financial Officer

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